Exhibit 99.1

Website Pros Announces Date of Second Quarter 2006 Conference Call and Webcast

Revenue for 2Q 2006 is Expected to grow 32% to $12 million, In-Line with Previously Issued Guidance

JACKSONVILLE, FL – July 18, 2006 – Website Pros (Nasdaq: WSPI), a leading provider of website technology, services and Internet solutions for small and medium-sized businesses, today announced it will report its second-quarter 2006 financial results after U.S. financial markets close on Thursday, August 3, 2006.

As disclosed in the company’s S-1 filing, dated July 14, 2006, for the quarter ended June 30, 2006, the company expects to report $12.0 million in total revenue, 3,100 net new subscribers and approximately 58,000 total subscribers as of the end of the quarter. Full details on the Company’s financial results will be provided on August 3, 2006.

In conjunction with this announcement, Website Pros will host a conference call on August 3, 2006, at 5:00 pm (EST) to discuss the Company’s financial results. To access this call, dial 800-822-4794 (domestic) or 913-981-4912 (international). A replay of this conference call will be available for a limited time at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 7541715. A live webcast of this conference call will also be available for a limited time on the “Investor Relations” page of the Company’s Web site, www.websitepros.com.

About Website Pros

Website Pros is a leading provider of Web services and products that enable small and medium-sized businesses to establish, maintain, promote, and optimize their Internet presence. The Company’s primary service offering, eWorks! XL, is a comprehensive package that includes Website design and provisioning, Internet marketing and advertising, search engine optimization, search engine submission, and lead generation.

This press release includes certain “forward-looking statements” that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our existing, and develop new, strategic relationships, the number of our net subscriber additions, our monthly customer turnover and those risks set forth under the caption “Risk Factors” in Website Pros’ Annual Report on Form 10-K for the year ended December 31, 2005, and Website Pros’ Quarterly Report of Form 10-Q for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission. These filings are available on a Website maintained by the Securities and Exchange Commission at http://www.sec.gov. Website Pros does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Note to Editors: Website Pros and eWorks! XL are registered trademarks of Website Pros.

Contacts:

MEDIA:

Roseann Duran

Website Pros, Inc.

904-680-6976

rduran@websitepros.com

INVESTORS:

Kori Doherty

Integrated Corporate Relations

617-217-2084

kdoherty@icrinc.com

Source: Website Pros